PAGENET EMPLOYEES SAVINGS PLAN
                             AS AMENDED AND RESTATED
                          EFFECTIVE OF JANUARY 1, 1997

                                 First Amendment

         PURSUANT to Section 14.2 of the PageNet Employees Savings Plan, as amended and restated as of January 1, 1997, the PageNet Savings Plan Committee established pursuant to said Plan hereby amends said Plan as follows, effective as of January 1, 1998:

          1. Section 2.1(t) is hereby amended to read in its entirety as follows: "(t) "Eligible Employee" means each Employee except:

               "(i) leased employees (within the meaning of section 414(n)(2) of the Code; and

               "(ii) non-resident aliens."

          2.   Section 3.1 is hereby amended to read in its entirety as follows:

               "3.1 Eligibility. Each Eligible Employee who was a Participant immediately prior to the Effective Date shall continue as a Participant as of the Effective Date, subject to the remainder of this
          Article III. Each other Employee shall become a Participant in the Plan immediately upon becoming an Eligible Employee, provided he or she is then at least twenty-one (21) years of age, and otherwise on the date he or she attains age twenty-one (21) provided he or she is still then an Eligible Employee."

          3.   Section 4.7 is hereby amended to read in its entirety as follows:

               "4.7 Employer Matching Contribution. The Employer shall make an Employer Matching Contribution to the Plan for each calendar month in an amount equal to fifty percent (50%) of each qualified Participant's allocated share of any Employer Salary Reduction Contributions to the extent it does not exceed six percent (6%) of the Participant's Compensation for such month, to the extent it does not exceed six percent (6%) of the Participant's Compensation for such month. The Employer Matching Contributions will be reduced by an Forfeitures allocated as matching contributions pursuant to Section 6.6. For this purpose, a Participant shall be qualified to receive allocations of matching contributions only subsequent to the first of calendar quarter following his or her completion of six (6) months of Service."


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         IN WITNESS WHEREOF,  the PageNet Savings Plan Committee has caused this amendment to be executed in its name and on its behalf by the undersigned effective as of the first day of January, 1998.


                                   PAGENET SAVINGS
                                   PLAN COMMITTEE

                                   By:  /s/ Colleen Davidson
                                        ---------------------------
                                        Colleen Davidson




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